SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

SCHEDULE 13D
(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO §240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO §240.13d-2(a)

(Amendment No. 8)

Fresh Del Monte Produce Inc.

(Name of Issuer)

Ordinary Shares, par value $0.01 per share

(Title of Class of Securities)

G36738105

(CUSIP Number)

Bruce A. Jordan
Del Monte Fresh Produce Company
241 Sevilla Avenue
Coral Gables, FL 33134
(305) 520-8400

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

March 14, 2011

(Date of Event which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of §240.13d-1(e), § 240.13d-1(f) or § 240.13d-1(g), check the following box .  ☐

Note.  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See §240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G36738105	13D	Page 2 of 54

1.	NAMES OF REPORTING PERSONS Mohammad Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jordan

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	6,018,855 (See Item 5)
	8.	SHARED VOTING POWER	15,341,846 (See Item 5)
	9.	SOLE DISPOSITIVE POWER	6,018,855 (See Item 5)
	10.	SHARED DISPOSITIVE POWER	0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 21,360,701 (See Item 5)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 35.9% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 3 of 54

1.	NAMES OF REPORTING PERSONS Amir Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jordan

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0 (See Item 5)
	8.	SHARED VOTING POWER	3,952,283 (See Item 5)
	9.	SOLE DISPOSITIVE POWER	3,952,283 (See Item 5)
	10.	SHARED DISPOSITIVE POWER	0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,952,283 (See Item 5)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.7% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 4 of 54

1.	NAMES OF REPORTING PERSONS Oussama Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0 (See Item 5)
	8.	SHARED VOTING POWER	3,633,789 (See Item 5)
	9.	SOLE DISPOSITIVE POWER	3,633,789 (See Item 5)
	10.	SHARED DISPOSITIVE POWER	0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,633,789 (See Item 5)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.2% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 5 of 54

1.	NAMES OF REPORTING PERSONS Maher Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Lebanon

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0 (See Item 5)
	8.	SHARED VOTING POWER	2,910,650 (See Item 5)
	9.	SOLE DISPOSITIVE POWER	2,910,650 (See Item 5)
	10.	SHARED DISPOSITIVE POWER	0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,910,650 (See Item 5)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.0% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 6 of 54

1.	NAMES OF REPORTING PERSONS Sumaya Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0 (See Item 5)
	8.	SHARED VOTING POWER	2,861,666 (See Item 5)
	9.	SOLE DISPOSITIVE POWER	2,861,666 (See Item 5)
	10.	SHARED DISPOSITIVE POWER	0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,861,666 (See Item 5)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.9% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 7 of 54

1.	NAMES OF REPORTING PERSONS Hanan Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jordan

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0 (See Item 5)
	8.	SHARED VOTING POWER	403,956 (See Item 5)
	9.	SOLE DISPOSITIVE POWER	403,956 (See Item 5)
	10.	SHARED DISPOSITIVE POWER	0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 403,956 (See Item 5)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.7% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 8 of 54

1.	NAMES OF REPORTING PERSONS Wafa Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jordan

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0 (See Item 5)
	8.	SHARED VOTING POWER	321,956 (See Item 5)
	9.	SOLE DISPOSITIVE POWER	321,956 (See Item 5)
	10.	SHARED DISPOSITIVE POWER	0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 321,956 (See Item 5)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.5% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 9 of 54

1.	NAMES OF REPORTING PERSONS Fatima Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0 (See Item 5)
	8.	SHARED VOTING POWER	317,956 (See Item 5)
	9.	SOLE DISPOSITIVE POWER	317,956 (See Item 5)
	10.	SHARED DISPOSITIVE POWER	0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 317,956 (See Item 5)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.5% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 10 of 54

1.	NAMES OF REPORTING PERSONS Maha Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jordan

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0 (See Item 5)
	8.	SHARED VOTING POWER	277,134 (See Item 5)
	9.	SOLE DISPOSITIVE POWER	277,134 (See Item 5)
	10.	SHARED DISPOSITIVE POWER	0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 277,134 (See Item 5)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.5% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 11 of 54

1.	NAMES OF REPORTING PERSONS Nariman Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jordan

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0 (See Item 5)
	8.	SHARED VOTING POWER	268,956 (See Item 5)
	9.	SOLE DISPOSITIVE POWER	268,956 (See Item 5)
	10.	SHARED DISPOSITIVE POWER	0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 268,956 (See Item 5)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.5% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 12 of 54

1.	NAMES OF REPORTING PERSONS Kareem Zaki Abughazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0 (See Item 5)
	8.	SHARED VOTING POWER	35,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER	35,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER	0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,000 (See Item 5)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 13 of 54

1.	NAMES OF REPORTING PERSONS Ahmad Mohammad Ahmad Abu Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jordan

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0 (See Item 5)
	8.	SHARED VOTING POWER	15,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER	15,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER	0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (See Item 5)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 14 of 54

1.	NAMES OF REPORTING PERSONS Basma Amir Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Lebanon

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0 (See Item 5)
	8.	SHARED VOTING POWER	15,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER	15,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER	0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (See Item 5)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 15 of 54

1.	NAMES OF REPORTING PERSONS Hani Maher Abou-Ghazaleh Al-Jaouhari
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0 (See Item 5)
	8.	SHARED VOTING POWER	15,000(1) (See Item 5)
	9.	SOLE DISPOSITIVE POWER	15,000(1) (See Item 5)
	10.	SHARED DISPOSITIVE POWER	0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000(1) (See Item 5)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

(1)
Represents 15,000 shares held by Royal Executive Services S.P.A., a Chilean corporation, which is controlled by Hani Maher Abou-Ghazaleh Al-Jaouhari, its sole shareholder.  Mr. Abou-Ghazaleh expressly disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

CUSIP No. G36738105	13D	Page 16 of 54

1.	NAMES OF REPORTING PERSONS Mazen Abou Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United Arab Emirates

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0 (See Item 5)
	8.	SHARED VOTING POWER	15,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER	15,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER	0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (See Item 5)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 17 of 54

1.	NAMES OF REPORTING PERSONS Mohamed Amir Ahmed Abughazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United Arab Emirates

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0 (See Item 5)
	8.	SHARED VOTING POWER	15,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER	15,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER	0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (See Item 5)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 18 of 54

1.	NAMES OF REPORTING PERSONS Omar Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0 (See Item 5)
	8.	SHARED VOTING POWER	15,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER	15,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER	0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (See Item 5)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 19 of 54

1.	NAMES OF REPORTING PERSONS Rasha Mohamad Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jordan

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0 (See Item 5)
	8.	SHARED VOTING POWER	15,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER	15,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER	0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (See Item 5)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 20 of 54

1.	NAMES OF REPORTING PERSONS Samer Maher Abughazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0 (See Item 5)
	8.	SHARED VOTING POWER	15,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER	15,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER	0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (See Item 5)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 21 of 54

1.	NAMES OF REPORTING PERSONS Sima Maher Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States and Lebanon (dual citizenship)

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0 (See Item 5)
	8.	SHARED VOTING POWER	15,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER	15,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER	0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (See Item 5)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 22 of 54

1.	NAMES OF REPORTING PERSONS Sumaya Mohamad Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jordan

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0 (See Item 5)
	8.	SHARED VOTING POWER	15,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER	15,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER	0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (See Item 5)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 23 of 54

1.	NAMES OF REPORTING PERSONS Tarek Maher Abughazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0 (See Item 5)
	8.	SHARED VOTING POWER	15,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER	15,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER	0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (See Item 5)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 24 of 54

1.	NAMES OF REPORTING PERSONS Yasmina Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0 (See Item 5)
	8.	SHARED VOTING POWER	15,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER	15,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER	0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (See Item 5)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 25 of 54

1.	NAMES OF REPORTING PERSONS Abdulaziz Shikh Al Sagha
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Syria

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0 (See Item 5)
	8.	SHARED VOTING POWER	15,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER	15,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER	0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (See Item 5)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 26 of 54

1.	NAMES OF REPORTING PERSONS Farah Sheik Alsagha
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Syria

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0 (See Item 5)
	8.	SHARED VOTING POWER	15,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER	15,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER	0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (See Item 5)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 27 of 54

1.	NAMES OF REPORTING PERSONS Mohamed Glilah
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Belgium

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0 (See Item 5)
	8.	SHARED VOTING POWER	15,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER	15,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER	0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (See Item 5)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 28 of 54

1.	NAMES OF REPORTING PERSONS Oussama Glilah
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Belgium

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0 (See Item 5)
	8.	SHARED VOTING POWER	15,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER	15,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER	0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (See Item 5)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 29 of 54

1.	NAMES OF REPORTING PERSONS Rabie Glilah
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Belgium

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0 (See Item 5)
	8.	SHARED VOTING POWER	15,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER	15,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER	0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (See Item 5)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 30 of 54

1.	NAMES OF REPORTING PERSONS Royal Executive Services S.P.A.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0 (See Item 5)
	8.	SHARED VOTING POWER	15,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER	15,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER	0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (See Item 5)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 31 of 54

1.	NAMES OF REPORTING PERSONS Faisal Abdullah Hassan Yabroudi
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United Arab Emirates

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0 (See Item 5)
	8.	SHARED VOTING POWER	15,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER	15,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER	0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (See Item 5)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 32 of 54

1.	NAMES OF REPORTING PERSONS Ghada Abdullah Hasan Yabroudi
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Lebanon

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0 (See Item 5)
	8.	SHARED VOTING POWER	15,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER	15,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER	0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (See Item 5)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 33 of 54

1.	NAMES OF REPORTING PERSONS Hasan Abdullah Hasan Yabroudi
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United Arab Emirates

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0 (See Item 5)
	8.	SHARED VOTING POWER	15,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER	15,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER	0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (See Item 5)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 34 of 54

1.	NAMES OF REPORTING PERSONS Omar Abdullah Hasan Yabroudi
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United Arab Emirates

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0 (See Item 5)
	8.	SHARED VOTING POWER	15,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER	15,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER	0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (See Item 5)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 35 of 54

1.	NAMES OF REPORTING PERSONS Aya Ahmad Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jordan

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0 (See Item 5)
	8.	SHARED VOTING POWER	10,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER	10,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER	0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,000 (See Item 5)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 36 of 54

1.	NAMES OF REPORTING PERSONS Mohamad Ahmad Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jordan

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0 (See Item 5)
	8.	SHARED VOTING POWER	10,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER	10,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER	0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,000 (See Item 5)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 37 of 54

1.	NAMES OF REPORTING PERSONS Tara Ahmad Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jordan

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0 (See Item 5)
	8.	SHARED VOTING POWER	10,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER	10,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER	0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,000 (See Item 5)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 38 of 54

1.	NAMES OF REPORTING PERSONS Layla Ali Farouki
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0 (See Item 5)
	8.	SHARED VOTING POWER	10,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER	10,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER	0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,000 (See Item 5)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 39 of 54

1.	NAMES OF REPORTING PERSONS Doha Challah Abughazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0 (See Item 5)
	8.	SHARED VOTING POWER	3,500 (See Item 5)
	9.	SOLE DISPOSITIVE POWER	3,500 (See Item 5)
	10.	SHARED DISPOSITIVE POWER	0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,500 (See Item 5)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 40 of 54

This Amendment No. 8 (“Amendment No. 8”) to Schedule 13D amends and supplements the statement on Schedule 13D originally filed on September 17, 1998, as amended by Amendment No. 1 filed on January 28, 1999, Amendment No. 2 filed on July 30, 2003, Amendment No. 3 filed on November 13, 2007, Amendment No. 4 filed on February 24, 2009, Amendment No. 5 filed on June 15, 2009, Amendment No. 6 filed on January 26, 2010 and Amendment No. 7 filed on July 7, 2010 (the “Schedule 13D” and, as amended by this Amendment No. 8, the “Statement”), with respect to the Ordinary Shares, $0.01 par value per share (the “Ordinary Shares”), of Fresh Del Monte Produce Inc., a Cayman Islands corporation (the “Company”).  Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Schedule 13D.

Item 2.   Identity and Background.

The response set forth in Item 2 of the Schedule 13D is hereby amended by deleting the previous response in its entirety and replacing it with the following:

This Amendment No. 8 is hereby filed by the Reporting Persons.

(a) Name of the Reporting Persons.

(1) Mohammad Abu-Ghazaleh

(2) Amir Abu-Ghazaleh

(3) Oussama Abu-Ghazaleh

(4) Maher Abu-Ghazaleh

(5) Sumaya Abu-Ghazaleh

(6) Hanan Abu-Ghazaleh

(7) Wafa Abu-Ghazaleh

(8) Fatima Abu-Ghazaleh

(9) Maha Abu-Ghazaleh

(10) Nariman Abu-Ghazaleh

(11) Kareem Zaki Abughazaleh

(12) Ahmad Mohammad Ahmad Abu Ghazaleh

(13) Basma Amir Abu-Ghazaleh

(14) Hani Maher Abou-Ghazaleh Al-Jaouhari

(15) Mazen Abou Ghazaleh

CUSIP No. G36738105	13D	Page 41 of 54

(16) Mohamed Amir Ahmed Abughazaleh

(17) Omar Abu-Ghazaleh

(18) Rasha Mohamad Abu-Ghazaleh

(19) Samer Maher Abughazaleh

(20) Sima Maher Abu-Ghazaleh

(21) Sumaya Mohamad Abu-Ghazaleh

(22) Tarek Maher Abughazaleh

(23) Yasmina Abu-Ghazaleh

(24) Abdulaziz Shikh Al Sagha

(25) Farah Sheik Alsagha

(26) Mohamed Glilah

(27) Oussama Glilah

(28) Rabie Glilah

(29) Royal Executive Services S.P.A.

(30) Faisal Abdullah Hassan Yabroudi

(31) Ghada Abdullah Hasan Yabroudi

(32) Hasan Abdullah Hasan Yabroudi

(33) Omar Abdullah Hasan Yabroudi

(34) Aya Ahmad Abu-Ghazaleh

(35) Mohamad Ahmad Abu-Ghazaleh

(36) Tara Ahmad Abu-Ghazaleh

(37) Layla Ali Farouki

(38) Doha Challah Abughazaleh

(b) Residence or business address of the Reporting Persons.

(1) The business address of Mohammad Abu-Ghazaleh is c/o National Poultry PLC, Biader Wadi Al-Seir – Industrial Area, ALFA Buses after the Industrial Area, P. O. Box 140785, Amman, 11814 Jordan.

CUSIP No. G36738105	13D	Page 42 of 54

(2) The business address of Oussama Abu-Ghazaleh is c/o Del Monte Fresh Produce (Chile) S.A., Avenida Santa Maria 6330, Vitacura, Santiago, Chile.

(3) The business address of each of Amir Abu-Ghazaleh, Maher Abu-Ghazaleh, Sumaya Abu-Ghazaleh, Hanan Abu-Ghazaleh, Wafa Abu-Ghazaleh, Fatima Abu-Ghazaleh, Maha Abu-Ghazaleh, Nariman Abu-Ghazaleh,  Ahmad Mohammad Ahmad Abu Ghazaleh, Basma Amir Abu-Ghazaleh, Kareem Zaki Abughazaleh, Mazen Abou Ghazaleh, Mohamed Amir Ahmed Abughazaleh, Omar Abu-Ghazaleh, Rasha Mohamad Abu-Ghazaleh, Samer Maher Abughazaleh, Sima Maher Abu-Ghazaleh, Sumaya Mohamad Abu-Ghazaleh, Tarek Maher Abughazaleh, Yasmina Abu-Ghazaleh, Abdulaziz Shikh Al Sagha, Farah Sheik Alsagha, Mohamed Glilah, Oussama Glilah, Rabie Glilah, Faisal Abdullah Hassan Yabroudi, Ghada Abdullah Hasan Yabroudi, Hasan Abdullah Hasan Yabroudi, Omar Abdullah Hasan Yabroudi, Aya Ahmad Abu-Ghazaleh, Mohamad Ahmad Abu-Ghazaleh, Tara Ahmad Abu-Ghazaleh, Layla Ali Farouki and Doha Challah Abughazaleh is c/o Ahmed Abu-Ghazaleh & Sons Co. Ltd., No. 18, Hamariya Fruit & Vegetable Market, Dubai, United Arab Emirates.

(4) The business address of each of Royal Executive Services S.P.A. and Hani Maher Abou-Ghazaleh Al-Jaouhari is Callao 2970, Of. 309 - Las Condes, Santiago, Chile.

(c) Present principal occupation or employment.

(1) Mohammad Abu-Ghazaleh’s present principal occupation is Chairman of the Board, Director and Chief Executive Officer of the Company.  The Company’s global business is primarily the worldwide sourcing, transportation and marketing of fresh and fresh-cut produce.  The Company’s principal executive office is located at Walker House, Mary Street, P.O. Box 908 GT, Georgetown, Grand Cayman, Cayman Islands, and its U.S. executive office is located at c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida, 33134.  Mohammad Abu-Ghazaleh is also the Chief Executive Officer of IAT Group Inc., a company incorporated under the laws of the Cayman Islands.

(2) Amir Abu-Ghazaleh’s present principal occupation is General Manager of Abu-Ghazaleh International Company, whose principal business is the distribution and marketing of fresh produce and whose address is P.O. Box 1767, Dubai, United Arab Emirates.  Amir Abu-Ghazaleh is also a Director of the Company.

(3) Oussama Abu-Ghazaleh’s present principal occupation is as an individual investor.

(4) Maher Abu-Ghazaleh’s present principal occupation is Managing Director of Suma International General Trading and Contracting Company, whose principal business is cold storage and whose address is P.O. Box 215 Safat, 13003 Kuwait.

(5) Sumaya Abu-Ghazaleh’s present principal occupation is retiree.

(6) Each of Hanan Abu-Ghazaleh, Wafa Abu-Ghazaleh, Fatima Abu-Ghazaleh, Maha Abu-Ghazaleh, Nariman Abu-Ghazaleh, Basma Amir Abu-Ghazaleh, Mazen Abou Ghazaleh, Omar Abu-Ghazaleh, Rasha Mohamad Abu-Ghazaleh, Sumaya Mohamad Abu-Ghazaleh, Yasmina Abu-Ghazaleh, Farah Sheik Alsagha, Mohamed Glilah, Oussama Glilah, Rabie Glilah, Faisal Abdullah Hassan Yabroudi, Ghada Abdullah Hasan Yabroudi, Omar Abdullah Hasan Yabroudi, Aya Ahmad Abu-Ghazaleh, Mohamad Ahmad Abu-Ghazaleh, Tara Ahmad Abu-Ghazaleh, Layla Ali Farouki and Doha Challah Abughazaleh currently is not employed outside the home.

CUSIP No. G36738105	13D	Page 43 of 54

(7) Ahmad Mohammad Ahmad Abu Ghazaleh’s present principal occupation is Chief Executive Officer of Arab Wings, a provider of private jet charter and aircraft management services.  The address of Arab Wings is P.O. Box 15031 Amman 11134 Jordan.

(8) Hani Maher Abou-Ghazaleh Al-Jaouhari’s present principal occupation is Chief Executive Officer of Royal Executive Services, S.P.A.  Royal Executive Services, S.P.A. is a Chilean corporation and a provider of executive concierge services.  The address of Royal Executive Services, S.P.A. is Callao 2970, Of. 309 - Las Condes, Santiago, Chile.  Royal Executive Services, S.P.A. is controlled by Hani Maher Abou-Ghazaleh Al-Jaouhari.

(9) Kareem Zaki Abughazaleh’s present principal occupation is General Manager of District Investment & Development, a real estate development firm in the United Arab Emirates.

(10) Mohamed Amir Ahmed Abughazaleh’s present principal occupation is Managing Director of Univest LLC, a real estate consulting firm.  The address of Univest LLC is P.O.Box: 1767, Dubai, United Arab Emirates.

(11) Samer Maher Abughazaleh’s present principal occupation is Trainee and Assistant to Project Manager at Clemenceau Medical Center, a provider of healthcare services.  Tarek Maher Abughazaleh’s present principal occupation is Project Manager at Clemenceau Medical Center.  The address of Clemenceau Medical Center is Clemenceau Street, P.O. Box 11-2555, Beirut, Lebanon.

(12) Sima Maher Abu-Ghazaleh’s present principal occupation is Assistant Teacher.

(13) Abdulaziz Shikh Al Sagha’s present principal occupation is Intern at The Capital Trust Group, a private equity, corporate advisory and real estate firm.  The address of The Capital Trust Group is 49 Mount Street, London, W1K 2SD, United Kingdom.

(14) Hasan Abdullah Hasan Yabroudi’s present principal occupation is Civil Engineer.

(d) None of the Reporting Persons, during the last five years, has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors).

(e) None of the Reporting Persons, during the last five years, was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f) Citizenship.

(1) Each of Mohammad Abu-Ghazaleh, Amir Abu-Ghazaleh, Hanan Abu-Ghazaleh, Wafa Abu-Ghazaleh, Fatima Abu-Ghazaleh, Maha Abu-Ghazaleh, Nariman Abu-Ghazaleh, Ahmad Mohammad Ahmad Abu Ghazaleh, Rasha Mohamad Abu-Ghazaleh, Sumaya Mohamad Abu-Ghazaleh, Aya Ahmad Abu-Ghazaleh, Mohamad Ahmad Abu-Ghazaleh and Tara Ahmad Abu-Ghazaleh is a citizen of Jordan.

CUSIP No. G36738105	13D	Page 44 of 54

(2) Each of Oussama Abu-Ghazaleh and Hani Maher Abou-Ghazaleh Al-Jaouhari is a citizen of Chile.

(3) Each of Maher Abu-Ghazaleh, Sumaya Abu-Ghazaleh, Basma Amir Abu-Ghazaleh, Sima Maher Abu-Ghazaleh and Ghada Abdullah Hasan Abdullah Yabroudi is a citizen of Lebanon.

(4) Kareem Zaki Abughazaleh is a citizen of the United Kingdom.

(5) Each of Mazen Abou Ghazaleh, Mohamed Amir Ahmed Abughazaleh, Faisal Abdullah Hassan Yabroudi, Hasan Abdullah Hasan Yabroudi and Omar Abdullah Hasan Yabroudi is a citizen of the United Arab Emirates.

(6) Each of Omar Abu-Ghazaleh, Samer Maher Abughazaleh, Sima Maher Abu-Ghazaleh, Tarek Maher Abughazaleh, Yasmina Abu-Ghazaleh and Layla Ali Farouki is a citizen of the United States.

(7) Each of Abdulaziz Shikh Al Sagha and Farah Sheik Alsagha is a citizen of Syria.

(8) Each of Mohamed Glilah, Oussama Glilah and Rabie Glilah is a citizen of Belgium.

(9) Doha Challah Abughazaleh is a citizen of Canada.

Item 3. Source and Amount of Funds or Other Consideration.

The response set forth in Item 3 of the Schedule 13D is hereby amended by adding to the end of Item 3 the following:

On March 14, 2011, Sumaya Abu-Ghazaleh gifted 210,000 Ordinary Shares in the aggregate to the individuals or entities as set forth in the table below:

Name	Number of Ordinary Shares Received
Ahmad Mohammad Ahmad Abu Ghazaleh	15,000
Kareem Zaki Abughazaleh	15,000
Mazen Abou Ghazaleh	15,000
Mohamed Amir Ahmed Abughazaleh	15,000
Samer Maher Abughazaleh	15,000
Tarek Maher Abughazaleh	15,000
Abdulaziz Shikh Al Sagha	15,000
Mohamed Glilah	15,000
Oussama Glilah	15,000
Rabie Glilah	15,000
Royal Executive Services S.P.A.	15,000
Faisal Abdullah Hassan Yabroudi	15,000
Hasan Abdullah Hasan Yabroudi	15,000
Omar Abdullah Hasan Yabroudi	15,000

CUSIP No. G36738105	13D	Page 45 of 54

Item 4. Purpose of Transaction.

The response set forth in Item 4 of the Schedule 13D is hereby amended by adding to the end of Item 4 the following:

Amendment No. 2 (as defined in Item 6 below) resulted in the joinder as parties to the Voting Agreement (as defined in Item 6 below) of Doha Challah Abughazaleh and the following additional persons to whom Sumaya Abu-Ghazaleh transferred Ordinary Shares as gifts on March 14, 2011:  Ahmad Mohammad Ahmad Abu Ghazaleh, Kareem Zaki Abughazaleh, Mazen Abou Ghazaleh, Mohamed Amir Ahmed Abughazaleh, Samer Maher Abughazaleh, Tarek Maher Abughazaleh, Abdulaziz Shikh Al Sagha, Mohamed Glilah, Oussama Glilah, Rabie Glilah, Royal Executive Services S.P.A., Faisal Abdullah Hassan Yabroudi, Hasan Abdullah Hasan Yabroudi and Omar Abdullah Hasan Yabroudi.

Item 5.  Interest in Securities of the Issuer.

The response set forth in Item 5 of the Schedule 13D is hereby amended by deleting the previous response in its entirety and replacing it with the following:

(a) The following table sets forth, as of the date of this Amendment No. 8, the aggregate number and percentage of Ordinary Shares beneficially owned by each Reporting Person.  Each Reporting Person other than Mohammad Abu-Ghazaleh disclaims beneficial ownership of the Ordinary Shares held by each other Reporting Person except to the extent of such Reporting Person’s pecuniary interest therein.  To the best knowledge of the Reporting Persons, and except as described herein, none of Reporting Persons own or beneficially own any additional Ordinary Shares.

	Ordinary Shares Beneficially Owned
Reporting Person	Outstanding Ordinary Shares	Ordinary Shares Underlying Currently Exercisable Stock Options	Aggregate Ordinary Shares Beneficially Owned	Percentage of Class Beneficially Owned(1)
Mohammad Abu-Ghazaleh	20,633,551	727,150	21,360,701	35.9%
Amir Abu-Ghazaleh	3,933,533	18,750	3,952,283	6.7%
Oussama Abu-Ghazaleh	3,633,789	--	3,633,789	6.2%
Maher Abu-Ghazaleh	2,910,650	--	2,910,650	5.0%
Sumaya Abu-Ghazaleh	2,861,666	--	2,861,666	4.9%
Hanan Abu-Ghazaleh	403,956	--	403,956	0.7%
Wafa Abu-Ghazaleh	321,956	--	321,956	0.5%
Fatima Abu-Ghazaleh	317,956	--	317,956	0.5%
Maha Abu-Ghazaleh	277,134	--	277,134	0.5%
Nariman Abu-Ghazaleh	268,956	--	268,956	0.5%
Kareem Zaki Abughazaleh	35,000	--	35,000	*
Ahmad Mohammad Ahmad Abu Ghazaleh	15,000	--	15,000	*
Basma Abu-Ghazaleh	15,000	--	15,000	*
Hani Maher Abou-Ghazaleh Al-Jaouhari(2)	15,000	--	15,000	*
Mazen Abou Ghazaleh	15,000	--	15,000	*
Mohamed Amir Ahmed Abughazaleh	15,000	--	15,000	*
Omar Abu-Ghazaleh	15,000	--	15,000	*
Rasha Mohamad Abu-Ghazaleh	15,000	--	15,000	*
Samer Maher Abughazaleh	15,000	--	15,000	*
Sima Maher Abu-Ghazaleh	15,000	--	15,000	*

CUSIP No. G36738105	13D	Page 46 of 54

	Ordinary Shares Beneficially Owned
Reporting Person	Outstanding Ordinary Shares	Ordinary Shares Underlying Currently Exercisable Stock Options	Aggregate Ordinary Shares Beneficially Owned	Percentage of Class Beneficially Owned(1)

Sumaya Mohamad Abu-Ghazaleh	15,000	--	15,000	*
Tarek Maher Abughazaleh	15,000	--	15,000	*
Yasmina Abu-Ghazaleh	15,000	--	15,000	*
Abdulaziz Shikh Al Sagha	15,000	--	15,000	*
Farah Sheik Alsagha	15,000	--	15,000	*
Mohamed Glilah	15,000	--	15,000	*
Oussama Glilah	15,000	--	15,000	*
Rabie Glilah	15,000	--	15,000	*
Royal Executive Services S.P.A.	15,000	--	15,000	*
Faisal Abdullah Hassan Yabroudi	15,000	--	15,000	*
Ghada Abdullah Hasan Yabroudi	15,000	--	15,000	*
Hasan Abdullah Hasan Yabroudi	15,000	--	15,000	*
Omar Abdullah Hasan Yabroudi	15,000	--	15,000	*
Aya Ahmad Abu-Ghazaleh	10,000	--	10,000	*
Mohamad Ahmad Abu-Ghazaleh	10,000	--	10,000	*
Tara Ahmad Abu-Ghazaleh	10,000	--	10,000	*
Layla Ali Farouki	10,000	--	10,000	*
Doha Challah Abughazaleh	3,500	--	3,500	*

_______________
*      Less than 0.1%.

(1)	Based on 58,787,283 Ordinary Shares outstanding as of February 18, 2011.

(2)
Represents 15,000 shares held by Royal Executive Services S.P.A., a Chilean corporation, which is controlled by Hani Maher Abou-Ghazaleh Al-Jaouhari, its sole shareholder.  Mr. Abou-Ghazaleh expressly disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(b) The following table sets forth, as of the date of this Amendment No. 8., the number of Ordinary Shares beneficially owned by each Reporting Person over which such person has sole voting power, shared voting power, sole dispositive power or shared dispositive power.  Each Reporting Person other than Mohammad Abu-Ghazaleh disclaims beneficial ownership of the Ordinary Shares held by each other Reporting Person except to the extent of such Reporting Person’s pecuniary interest therein.  To the best knowledge of the Reporting Persons, and except as described herein, none of Reporting Persons own or beneficially own any additional Ordinary Shares.

CUSIP No. G36738105	13D	Page 47 of 54

	Ordinary Shares Beneficially Owned
Reporting Person	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
Mohammad Abu-Ghazaleh	6,018,855	15,341,846	6,018,855	--
Amir Abu-Ghazaleh	--	3,952,283	3,952,283	--
Oussama Abu-Ghazaleh	--	3,633,789	3,633,789	--
Maher Abu-Ghazaleh	--	2,910,650	2,910,650	--
Sumaya Abu-Ghazaleh	--	2,861,666	2,861,666	--
Hanan Abu-Ghazaleh	--	403,956	403,956	--
Wafa Abu-Ghazaleh	--	321,956	321,956	--
Fatima Abu-Ghazaleh	--	317,956	317,956	--
Maha Abu-Ghazaleh	--	277,134	277,134	--
Nariman Abu-Ghazaleh	--	268,956	268,956	--
Kareem Zaki Abughazaleh		35,000	35,000
Ahmad Mohammad Ahmad Abu Ghazaleh	--	15,000	15,000	--
Basma Abu-Ghazaleh	--	15,000	15,000	--
Hani Maher Abou-Ghazaleh Al-Jaouhari(1)	--	15,000	15,000	--
Mazen Abou Ghazaleh	--	15,000	15,000	--
Mohamed Amir Ahmed Abughazaleh	--	15,000	15,000	--
Omar Abu-Ghazaleh	--	15,000	15,000	--
Rasha Mohamad Abu-Ghazaleh	--	15,000	15,000	--
Samer Maher Abughazaleh	--	15,000	15,000	--
Sima Maher Abu-Ghazaleh	--	15,000	15,000	--
Sumaya Mohamad Abu-Ghazaleh	--	15,000	15,000	--
Tarek Maher Abughazaleh	--	15,000	15,000	--
Yasmina Abu-Ghazaleh	--	15,000	15,000	--
Abdulaziz Shikh Al Sagha	--	15,000	15,000	--
Farah Sheik Alsagha	--	15,000	15,000	--
Mohamed Glilah	--	15,000	15,000	--
Oussama Glilah	--	15,000	15,000	--
Rabie Glilah	--	15,000	15,000	--
Royal Executive Services S.P.A.	--	15,000	15,000	--
Faisal Abdullah Hassan Yabroudi	--	15,000	15,000	--
Ghada Abdullah Hasan Yabroudi	--	15,000	15,000	--
Hasan Abdullah Hasan Yabroudi	--	15,000	15,000	--
Omar Abdullah Hasan Yabroudi	--	15,000	15,000	--
Aya Ahmad Abu-Ghazaleh	--	10,000	10,000	--
Mohamad Ahmad Abu-Ghazaleh	--	10,000	10,000	--
Tara Ahmad Abu-Ghazaleh	--	10,000	10,000	--
Layla Ali Farouki	--	10,000	10,000	--
Doha Challah Abughazaleh	--	3,500	3,500	--

_______________________
(1)
Represents 15,000 shares held by Royal Executive Services S.P.A., a Chilean corporation, which is controlled by Hani Maher Abou-Ghazaleh Al-Jaouhari, its sole shareholder.  Mr. Abou-Ghazaleh expressly disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(c) To the knowledge of the Reporting Persons, the Reporting Persons have not effected any transactions in the Ordinary Shares during the 60-day period prior to the date hereof, except as described in this Amendment No. 8.

CUSIP No. G36738105	13D	Page 48 of 54

Maher Abu-Ghazaleh sold Ordinary Shares in open market transactions on the New York Stock Exchange on the dates, in the amounts and at the prices set forth in the table below:

Date	Number of Ordinary Shares Sold	Price Per Ordinary Share
January 14, 2011	9,900	$27.2643
January 18, 2011	6,000	27.1981
January 19, 2011	7,000	27.3212
January 20, 2011	5,000	27.0890
January 21, 2011	5,000	27.0650
January 24, 2011	5,000	27.1744
January 25, 2011	8,000	27.3844
January 26, 2011	8,000	27.4502
January 27, 2011	3,700	27.2875
January 28, 2011	200	27.0100
February 1, 2011	3,000	27.0990
February 2, 2011	1,600	27.0958
February 4, 2011	2,500	27.0653
February 7, 2011	2,000	27.0667
February 18, 2011	6,000	27.2375
February 22, 2011	4,000	27.4171
February 23, 2011	6,000	27.2937
February 24, 2011	2,000	27.3850
February 25, 2011	5,000	27.3987
February 28, 2011	10,100	28.2827

Item 6.  Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

The response set forth in Item 6 of the Schedule 13D is hereby amended by adding to the end of Item 6 the following:

Amendment No. 8 has been filed as a result of the consummation of Amendment No. 2 to Amended and Restated Voting Agreement (“Amendment No. 2”), dated as of March 10, 2011, by and among each of the individuals signatory thereto in their respective capacities as shareholders of the Company and Mohammad Abu-Ghazaleh.  Amendment No. 2 amends the Amended and Restated Voting Agreement, dated as of January 19, 2010 (as previously amended, the “Original Voting Agreement” and, as amended by Amendment No. 2, the “Voting Agreement”), among the parties as described in Items 3 and 4 of this Amendment No. 8.

Amendment No. 2 resulted in the joinder as parties to the Voting Agreement of Doha Challah Abughazaleh and the following additional persons to whom Sumaya Abu-Ghazaleh transferred Ordinary Shares as gifts on March 14, 2011:   Ahmad Mohammad Ahmad Abu Ghazaleh, Kareem Zaki Abughazaleh, Mazen Abou Ghazaleh, Mohamed Amir Ahmed Abughazaleh, Samer Maher Abughazaleh, Tarek Maher Abughazaleh, Abdulaziz Shikh Al Sagha, Mohamed Glilah, Oussama Glilah, Rabie Glilah, Royal Executive Services S.P.A., Faisal Abdullah Hassan Yabroudi, Hasan Abdullah Hasan Yabroudi and Omar Abdullah Hasan Yabroudi.  All other terms of the Original Voting Agreement remain unchanged.

Item 7. Material to be Filed as Exhibits.

The following text is added at the end of Item 7.

16	Amendment No. 2 to Amended and Restated Voting Agreement, attached hereto as Exhibit 16.

CUSIP No. G36738105	13D	Page 49 of 54

Signatures

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 17, 2011

MOHAMMAD ABU-GHAZALEH

/s/ Mohammad Abu-Ghazaleh

AMIR ABU-GHAZALEH

By:	/s/ Mohammad Abu-Ghazaleh
Name:	Mohammad Abu-Ghazaleh
Title:	Attorney-in-fact

OUSSAMA ABU-GHAZALEH

By:	/s/ Mohammad Abu-Ghazaleh
Name:	Mohammad Abu-Ghazaleh
Title:	Attorney-in-fact

MAHER ABU-GHAZALEH

By:	/s/ Mohammad Abu-Ghazaleh
Name:	Mohammad Abu-Ghazaleh
Title:	Attorney-in-fact

SUMAYA ABU-GHAZALEH

By:	/s/ Mohammad Abu-Ghazaleh
Name:	Mohammad Abu-Ghazaleh
Title:	Attorney-in-fact

HANAN ABU-GHAZALEH

By:	/s/ Mohammad Abu-Ghazaleh
Name:	Mohammad Abu-Ghazaleh
Title:	Attorney-in-fact

WAFA ABU-GHAZALEH

By:	/s/ Mohammad Abu-Ghazaleh
Name:	Mohammad Abu-Ghazaleh
Title:	Attorney-in-fact

CUSIP No. G36738105	13D	Page 50 of 54

FATIMA ABU-GHAZALEH

By:	/s/ Mohammad Abu-Ghazaleh
Name:	Mohammad Abu-Ghazaleh
Title:	Attorney-in-fact

MAHA ABU-GHAZALEH

By:	/s/ Mohammad Abu-Ghazaleh
Name:	Mohammad Abu-Ghazaleh
Title:	Attorney-in-fact

NARIMAN ABU-GHAZALEH

By:	/s/ Mohammad Abu-Ghazaleh
Name:	Mohammad Abu-Ghazaleh
Title:	Attorney-in-fact

KAREEM ZAKI ABUGHAZALEH

By:	/s/ Mohammad Abu-Ghazaleh
Name:	Mohammad Abu-Ghazaleh
Title:	Attorney-in-fact

AHMAD MOHAMMAD AHMAD ABU GHAZALEH

By:	/s/ Mohammad Abu-Ghazaleh
Name:	Mohammad Abu-Ghazaleh
Title:	Attorney-in-fact

BASMA AMIR ABU-GHAZALEH

By:	/s/ Mohammad Abu-Ghazaleh
Name:	Mohammad Abu-Ghazaleh
Title:	Attorney-in-fact

HANI MAHER ABOU-GHAZALEH AL-JAOUHARI

By:	/s/ Mohammad Abu-Ghazaleh
Name:	Mohammad Abu-Ghazaleh
Title:	Attorney-in-fact

CUSIP No. G36738105	13D	Page 51 of 54

MAZEN ABOU GHAZALEH

By:	/s/ Mohammad Abu-Ghazaleh
Name:	Mohammad Abu-Ghazaleh
Title:	Attorney-in-fact

MOHAMED AMIR AHMED ABUGHAZALEH

By:	/s/ Mohammad Abu-Ghazaleh
Name:	Mohammad Abu-Ghazaleh
Title:	Attorney-in-fact

KAREEM ABU-GHAZALEH, FOR AND ON BEHALF AS PARENT/LEGAL GUARDIAN OF OMAR ABU-GHAZALEH

By:	/s/ Mohammad Abu-Ghazaleh
Name:	Mohammad Abu-Ghazaleh
Title:	Attorney-in-fact

RASHA MOHAMAD ABU-GHAZALEH

By:	/s/ Mohammad Abu-Ghazaleh
Name:	Mohammad Abu-Ghazaleh
Title:	Attorney-in-fact

SAMER MAHER ABUGHAZALEH

By:	/s/ Mohammad Abu-Ghazaleh
Name:	Mohammad Abu-Ghazaleh
Title:	Attorney-in-fact

SIMA MAHER ABU-GHAZALEH

By:	/s/ Mohammad Abu-Ghazaleh
Name:	Mohammad Abu-Ghazaleh
Title:	Attorney-in-fact

SUMAYA MOHAMAD ABU-GHAZALEH

By:	/s/ Mohammad Abu-Ghazaleh
Name:	Mohammad Abu-Ghazaleh
Title:	Attorney-in-fact

CUSIP No. G36738105	13D	Page 52 of 54

TAREK MAHER ABUGHAZALEH

By:	/s/ Mohammad Abu-Ghazaleh
Name:	Mohammad Abu-Ghazaleh
Title:	Attorney-in-fact

KAREEM ABU-GHAZALEH, FOR AND ON BEHALF AS PARENT/LEGAL GUARDIAN OF YASMINA ABU-GHAZALEH

By:	/s/ Mohammad Abu-Ghazaleh
Name:	Mohammad Abu-Ghazaleh
Title:	Attorney-in-fact

ABDULAZIZ SHEKH AL-SAGHA

By:	/s/ Mohammad Abu-Ghazaleh
Name:	Mohammad Abu-Ghazaleh
Title:	Attorney-in-fact

FARAH SHEIK ALSAGHA

By:	/s/ Mohammad Abu-Ghazaleh
Name:	Mohammad Abu-Ghazaleh
Title:	Attorney-in-fact

MOHAMED GLILAH

By:	/s/ Mohammad Abu-Ghazaleh
Name:	Mohammad Abu-Ghazaleh
Title:	Attorney-in-fact

OUSSAMA GLILAH

By:	/s/ Mohammad Abu-Ghazaleh
Name:	Mohammad Abu-Ghazaleh
Title:	Attorney-in-fact

RABIE GLILAH

By:	/s/ Mohammad Abu-Ghazaleh
Name:	Mohammad Abu-Ghazaleh
Title:	Attorney-in-fact

CUSIP No. G36738105	13D	Page 53 of 54

ROYAL EXECUTIVE SERVICES S.P.A.

By:	/s/ Mohammad Abu-Ghazaleh
Name:	Mohammad Abu-Ghazaleh
Title:	Attorney-in-fact

FAISAL ABDULLAH HASSAN YABROUDI

By:	/s/ Mohammad Abu-Ghazaleh
Name:	Mohammad Abu-Ghazaleh
Title:	Attorney-in-fact

MAHA ABU-GHAZALEH, FOR AND ON BEHALF AS PARENT/LEGAL GUARDIAN OF GHADA ABDULLAH HASAN YABROUDI

By:	/s/ Mohammad Abu-Ghazaleh
Name:	Mohammad Abu-Ghazaleh
Title:	Attorney-in-fact

HASAN ABDULLAH HASAN YABROUDI

By:	/s/ Mohammad Abu-Ghazaleh
Name:	Mohammad Abu-Ghazaleh
Title:	Attorney-in-fact

OMAR ABDULLAH HASAN YABROUDI

By:	/s/ Mohammad Abu-Ghazaleh
Name:	Mohammad Abu-Ghazaleh
Title:	Attorney-in-fact

AHMAD MOHAMMAD ABU-GHAZALEH, FOR AND ON BEHALF AS PARENT/LEGAL GUARDIAN OF AYA AHMAD ABU-GHAZALEH

By:	/s/ Mohammad Abu-Ghazaleh
Name:	Mohammad Abu-Ghazaleh
Title:	Attorney-in-fact

CUSIP No. G36738105	13D	Page 54 of 54

AHMAD MOHAMMAD ABU-GHAZALEH, FOR AND ON BEHALF AS PARENT/LEGAL GUARDIAN OF MOHAMAD AHMAD ABU-GHAZALEH

By:	/s/ Mohammad Abu-Ghazaleh
Name:	Mohammad Abu-Ghazaleh
Title:	Attorney-in-fact

AHMAD MOHAMMAD ABU-GHAZALEH, FOR AND ON BEHALF AS PARENT/LEGAL GUARDIAN OF TARA AHMAD ABU-GHAZALEH

By:	/s/ Mohammad Abu-Ghazaleh
Name:	Mohammad Abu-Ghazaleh
Title:	Attorney-in-fact

RASHA MOHAMAD ABU-GHAZALEH, FOR AND ON BEHALF AS PARENT/LEGAL GUARDIAN OF LAYLA ALI FAROUKI

By:	/s/ Mohammad Abu-Ghazaleh
Name:	Mohammad Abu-Ghazaleh
Title:	Attorney-in-fact

DOHA CHALLAH ABUGHAZALEH

By:	/s/ Mohammad Abu-Ghazaleh
Name:	Mohammad Abu-Ghazaleh
Title:	Attorney-in-fact